Exhibit 4.3

LIMITED LIABILITY PARTNERSHIP

Execution Version

COCA-COLA ENTERPRISES INC.

as Issuer

- and -

ABN AMRO BANK N.V.

BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

DEUTSCHE BANK AG LONDON

GOLDMAN SACHS INTERNATIONAL

HSBC BANK PLC

ING BANK N.V.

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(RABOBANK INTERNATIONAL)

as Dealers

AMENDED AND RESTATED PROGRAMME AGREEMENT

in respect of a

U.S.$3,500,000,000

EURO MEDIUM TERM NOTE PROGRAMME

18 August 2004

Schedule 1	Initial Documentation List	24

Schedule 2	Selling Restrictions	26

Schedule 3		31

Part A Form Of Dealer Accession Letter - Programme		31

Part B Form Of Confirmation Letter - Programme		33

Part C Form Of Dealer Accession Letter - Note Issue		34

Part D Form Of Confirmation Letter - Note Issue		35

Schedule 4	Letter Regarding Increase In The Nominal Amount Of The Programme	36

Schedule 5	Form Of Subscription Agreement	37

Annex A To The Subscription Agreement		41

THIS AGREEMENT is made on 18 August 2004 BETWEEN:

(1)	COCA-COLA ENTERPRISES INC. of 2500 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 39339 (the “Issuer” or “CCE”);

(2)	ABN AMRO BANK N.V. of 250 Bishopsgate, London EC2M 4AA;

(3)	BNP PARIBAS of 10 Harewood Avenue, London NW1 6AA;

(4)	CITIGROUP GLOBAL MARKETS LIMITED of Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB;

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (RABOBANK INTERNATIONAL) of Thames Court, One Queenhithe, London EC4V 3RL;

(6)	CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED of One Cabot Square, Canary Wharf, London E14 4QJ;

(7)	DEUTSCHE BANK AG LONDON of Winchester House, 1 Great Winchester Street, London EC2N 2DB;

(8)	GOLDMAN SACHS INTERNATIONAL of Peterborough Court, 133 Fleet Street, London EC4A 2BB;

(9)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ; and

(10)	ING BANK N.V. of Foppingadreef 7, 1102 BD Amsterdam, The Netherlands.

IT IS HEREBY AGREED as follows:

WHEREAS:

(A)	The parties hereto (save for Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank International) and Goldman Sachs International), Banque Lehman Brothers, Lehman Brothers International (Europe), Société Générale, UBS AG, acting through its business group UBS Warburg and Coca-Cola Enterprises Great Britain plc entered into an Amended and Restated Programme Agreement dated 9 March 1999 as amended and restated by an amendment and restatement agreement dated 8 May 2003 (the “Original Programme Agreement”) in respect of a U.S.$3,500,000,000 Euro Medium Term Note Programme (the “Programme”).

(B)	The parties hereto have agreed to make certain modifications to the Original Programme Agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1	For the purposes of this Agreement, except where the context requires otherwise:

“Agency Agreement” means the amended and restated agreement of even date herewith between the Issuer, the Agent and the other paying agents referred to therein under which the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme, as the same may be amended, supplemented or replaced from time to time;

“Agent” means JPMorgan Chase Bank as Agent under the Agency Agreement and any successor agent appointed by the Issuer in accordance with the Agency Agreement;

“Agreement Date” means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in Clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties;

“Arrangers” means Deutsche Bank AG London and any company appointed to the position of arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the “Arranger” shall be references to the relevant Arranger;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg;

“Commission” means the United States Securities and Exchange Commission;

“Confirmation Letter” means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Schedule 3 hereto; and

(b)	in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Schedule 3 hereto;

“Dealer” means each of ABN AMRO Bank N.V., BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Goldman Sachs International, HSBC Bank PLC, ING Bank N.V., Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (Rabobank International) and any New Dealer and excludes any entity whose appointment has been terminated pursuant to Clause 10, and references in this Agreement to the “relevant Dealer” shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

“Dealer Accession Letter” means:

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Schedule 3 hereto; and

(b)	in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Schedule 3 hereto;

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System;

“Exchange Act” means the Securities Exchange Act of 1934 of the United States;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means the Issuer and its consolidated subsidiaries;

“Indemnified Person” means each Dealer or, as the case may be, the Issuer, its affiliates and each person who controls such Dealer or, as the case may be, the Issuer (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their directors, officers, employees and agents;

“Information Memorandum” means the Information Memorandum relating to the Notes prepared in connection with the Programme as revised, supplemented or amended from time to time by the Issuer in accordance with Clause 5.2 including, in relation to each Tranche of Notes, the Pricing Supplement relating to such Tranche and such other documents as are from time to time incorporated therein by reference except that for the purpose of Clause 4.2 in respect of the Agreement Date and the Issue Date, the Information Memorandum means the Information Memorandum as at the Agreement Date but not including any subsequent revision, supplement or amendment thereto;

“Initial Documentation List” means the list of documents set out in Schedule 1 to this Agreement;

“Investment Company Act” means the Investment Company Act of 1940 of the United States;

“Lead Manager” means, in relation to any Tranche of Notes, the person defined as the Lead Manager in the applicable Subscription Agreement or when only one Dealer signs such Subscription Agreement, such Dealer;

“Listing Agent” means, in relation to any Notes which are, or are to be listed on a Stock Exchange, such listing agent as the Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange;

“New Dealer” means any entity appointed as an additional Dealer in accordance with Clause 11;

“Note” means a note issued or to be issued by the Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form;

“Pricing Supplement” means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form of Annexe C to the Procedures Memorandum) as a supplement to the Information Memorandum and giving details of that Tranche;

“Procedures Memorandum” means the Operating and Administrative Procedures Memorandum as amended or varied from time to time (in respect of any Tranche) by agreement between the Issuer and the relevant Dealer or Lead Manager, with the approval in writing of the Agent;

“Programme” means the Euro Medium Term Note Programme in respect of which this Agreement has been entered into;

“Securities Act” means the Securities Act of 1933 of the United States;

“Stock Exchange” means the Luxembourg Stock Exchange or any other or further stock exchange(s) on which any Notes may from time to time be listed, and references in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed;

“Subscription Agreement” means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or in such other form as may be agreed between the Issuer and the Lead Manager which agreement shall be supplemental to this Agreement;

“Transparency Directive” means an EU Directive implementing the European Commission’s proposal for a Directive of the European Parliament and of the Council on the harmonisation of transparency requirements with regard to information about issuers whose securities are admitted to trading on a regulated market in the European Union ((2003/0045(COD); and

“Yen Notes” means Notes denominated or payable in Yen.

1.2	Terms and expressions defined in the Agency Agreement, the Conditions and/or the Pricing Supplement applicable to any Notes and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.3	In this Agreement, Clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

1.4	All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

1.5	All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by any Subscription Agreement.

1.6	Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also; and words denoting persons only shall include firms and corporations and vice versa.

1.7	All references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer and the Agent and in which Notes may from time to time be held, or any successor to such entities.

1.8	This Agreement amends and restates the Original Programme Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to this Agreement. This does not affect any Notes issued under the Programme prior to the date of this Agreement.

2.	AGREEMENTS TO ISSUE AND PURCHASE NOTES

2.1	Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

2.2	On each occasion upon which the Issuer and any Dealer agree on the terms of the issue by the Issuer and purchase by such Dealer of one or more Notes:

2.2.1	the Issuer shall cause such Notes (which shall be initially represented by a Temporary Global Note) to be issued and delivered to a common depositary for Euroclear and/or Clearstream, Luxembourg so that the securities account(s) with Euroclear and/or with Clearstream, Luxembourg (as specified by such Dealer) is/are credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

2.2.2	the relevant Dealer or, as the case may be, the Lead Manager shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the relevant account(s) of the Agent with Euroclear and/or Clearstream, Luxembourg or (in the case of syndicated issues) the relevant account of the Issuer so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

2.3	Unless otherwise agreed between the Issuer and such Dealers, where more than one Dealer has agreed with an Issuer to purchase a particular Tranche of Notes pursuant to this clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

2.4	Where the Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, the Issuer shall enter into a Subscription Agreement with such Dealers. The Issuer may also enter into a Subscription Agreement with one Dealer only.

2.5	The procedures which the parties intend should apply for the purposes of issues not to be subscribed pursuant to a Subscription Agreement are set out in Part 1 of Annexe A of the Procedures Memorandum. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Part 2 of Annexe A of the Procedures Memorandum.

2.6

Any issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply (including on the date hereof, without limitation, Yen and Sterling) will only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time. Without prejudice to the generality of the foregoing:

2.6.1	The Issuer will ensure that Yen Notes will only be issued in compliance with applicable Japanese laws, regulations, guidelines and policies. The Issuer or its designated agent shall submit such reports or information as may be required from time to time by applicable laws, regulations and guidelines promulgated by Japanese authorities in the case of Yen Notes. Each Dealer agrees to provide any necessary information relating to Yen Notes to the Issuer (which shall not include the names of clients) so that the Issuer may make any required reports to the Japanese Ministry of Finance through its designated agent.

2.6.2	In relation to each issue of Notes in respect of which the proceeds of issue are accepted by the Issuer in the United Kingdom, the Issuer will comply with all applicable laws and regulations (as amended from time to time) of United Kingdom authorities and relevant in the context of the issue of such Notes, and shall submit (or procure the submission on its behalf of) such reports or information as may from time to time be required for compliance with such laws and regulations. The Issuer shall ensure that such Notes shall have the maturities and denominations as required by such laws and regulations.

The restrictions set out in sub-clause 2.6.1 and 2.6.2 above in relation to the currencies mentioned in such sub-clauses shall only apply insofar as they are consistent with the relevant regulations of the appropriate regulatory bodies or are necessary to comply with applicable laws, guidelines, regulations, restrictions or reporting requirements from time to time. On each occasion when any such regulatory body amends or introduces any relevant regulation, the restrictions above shall be deemed to be amended accordingly.

3.	CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

3.1	First issue

Before the Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes on or after the date hereof, each Dealer shall have received, and found satisfactory (in its reasonable opinion) all of the documents and confirmations described in the Initial Documentation List. Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt of the documents and confirmations described in the Initial Documentation List if it considers any to be unsatisfactory in its reasonable opinion.

3.2	Each issue

The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to Clause 1.7 are conditional upon:

3.2.1

(save as expressly disclosed in writing by the Issuer to the relevant Dealer prior to such relevant Agreement Date) there having been, as at the proposed Issue Date, no adverse change from that set forth in the Information Memorandum as at the relevant Agreement Date in the condition (financial or otherwise) of the Issuer, or the Group (taken as a whole) which, in any case, is material in the context of the issue and offering of the Notes, nor the occurrence of any event making untrue or incorrect to an extent which is material as aforesaid any of the warranties contained in Clause 4;

3.2.2	there being no outstanding breach of any of the obligations of the Issuer under this Agreement, any Notes or the Agency Agreement which is material in the context of the issue and offering of the Notes and which has not been waived by the Dealer on or prior to the proposed Issue Date;

3.2.3	subject to Clause 12, the aggregate nominal amount of the Notes to be issued, when added to the aggregate nominal amount of all Notes outstanding (as defined in the Agency Agreement) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding U.S.$3,500,000,000 or its equivalent in other currencies as determined pursuant to Clause 3.5;

3.2.4	in the case of Notes which are intended to be listed, the relevant Stock Exchange having agreed to list such Notes, subject only to the issue of the relevant Temporary Global Note;

3.2.5	no meeting of the holders of Notes (or any of them) having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held and the Issuer having been given notice of circumstances which would lead to the convening of such a meeting;

3.2.6	there having been, between the Agreement Date and the Issue Date for such Notes, in the opinion of the relevant Dealer (after prior consultation with the Issuer if practicable), no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer be likely to either (i) prejudice materially the sale by such Dealer of the Notes proposed to be issued or, where relevant, the dealing of such Notes in the secondary market or (ii) materially change the circumstances prevailing at the Agreement Date;

3.2.7	there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of any of the Issuer’s debt by Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, Inc. (“Standard & Poor’s”) or Moody’s Investors Service Inc. (“Moody’s”) or the placing on “Creditwatch” with negative implications or similar publication of formal review by the relevant rating agency;

3.2.8	the forms of the Pricing Supplement, the Temporary Global Note, the Permanent Global Note and the Definitive Notes in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the relevant Dealer and the Agent;

3.2.9	the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg; and

3.2.10	(except in the case of calculations or determinations to be made by the relevant Dealer) any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made.

In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

3.3	Waiver

Any Dealer, on behalf of itself only, may by notice in writing to the Issuer waive any of the conditions precedent contained in clauses 3.1 and 3.2 (save for the condition precedent contained in sub-clause 3.2.3 in so far as they relate to an issue of Notes to that Dealer).

3.4	Updating of legal opinions

Before the first issue of Notes occurring after each anniversary of the date of this Agreement, the Issuer will procure that further legal opinions, in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the Issuer, to the Dealers from the counsel named in paragraph 6 of Schedule 1 or such other counsel as shall be approved by the Dealers, in their discretion reasonably exercised.

In addition, on such other occasions as a Dealer agrees with the Issuer, the Issuer will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered to the Dealers from the counsel named in paragraph 6 of Schedule 1 or such other counsel as shall be approved by the Dealers, in their discretion reasonably exercised. The expense for the delivery of such opinion or opinions shall be borne as agreed between the Issuer and the relevant Dealer.

If at or prior to the time of any agreement to issue and purchase Notes under Clause 2.4 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

3.5	Determination of amounts outstanding

For the purposes of sub-clause 3.2.3:

3.5.1	the U.S. dollar equivalent of Notes denominated in a currency other than U.S. dollars shall be determined, at the discretion of the Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for general business in London, in each case on the basis of the spot rate for the sale of the U.S. dollar against the purchase of the relevant currency in the London foreign exchange market quoted by any leading international bank selected by the Issuer on the relevant day of calculation;

3.5.2	the U.S. dollar equivalent of Dual Currency Notes, Index Linked Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

3.5.3	the U.S. dollar equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the net proceeds received by the Issuer for the relevant issue.

4.	REPRESENTATIONS AND WARRANTIES

4.1	As at the date of this Agreement the Issuer hereby warrants to and agrees with the Dealers and each of them as follows:

4.1.1	that the most recently published audited annual financial statements of the Issuer and the most recently published audited consolidated annual financial statements of the Issuer and its respective consolidated subsidiaries were prepared in accordance with the requirements of law and with accounting principles generally accepted in the United States of America, consistently applied and they present fairly the financial condition of the Issuer or of the Issuer and its consolidated subsidiaries, as the case may be, as at the date to which they were prepared (the “relevant date”) and of the results of the operations of the Issuer or of the Issuer and its consolidated subsidiaries, as the case may be, for the financial year ended on the relevant date and that there has been no material adverse change in the condition (financial or otherwise) of the Issuer or of the Issuer and its consolidated subsidiaries, as the case may be, since the relevant date except as disclosed in the Information Memorandum or in any documents incorporated by reference therein;

4.1.2	that the Information Memorandum contains all information with regard to the Issuer and the Notes which is material in the context of the Programme and the issue and offering of Notes thereunder, that the information contained in the Information Memorandum with respect to the Issuer and the Notes is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed therein with respect to the Issuer and the Notes are honestly held, that there are no other facts with respect to the Issuer or the Notes the omission of which would make the Information Memorandum as a whole or any of such information misleading in any material respect and that the Issuer has made all reasonable enquiries to ascertain all facts material for the purposes aforesaid;

4.1.3	that the Issuer is a corporation duly incorporated in good standing under the laws of the State of Delaware;

4.1.4	that the issue of Notes and the execution and delivery of this Agreement and the Agency Agreement by the Issuer have been duly authorised by the Issuer and, in the case of Notes, upon due execution, issue and delivery in accordance with the Agency Agreement, will constitute, and, in the case of this Agreement and the Agency Agreement constitute, legal, valid and binding obligations of the Issuer, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

4.1.5	that the execution and delivery of this Agreement and the Agency Agreement, the issue, offering and distribution of Notes and the performance of the terms of any Notes, this Agreement and the Agency Agreement will not infringe any law or regulation and are not contrary to the provisions of the constitutional documents of the Issuer and, to an extent or in a manner which would be material in the context of the Programme and/or the issue of the Notes, will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Issuer is a party or by which the Issuer or its property is bound;

4.1.6	that no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Note and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes) constitute such an Event of Default;

4.1.7	that the Issuer and any of its subsidiaries is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material to the Issuer and its subsidiaries, considered as a whole nor has the Issuer received notice of any such litigation or arbitration;

4.1.8	that all relevant consents, approvals, authorisations, orders and clearances of all regulatory authorities required by the Issuer for or in connection with the creation and offering of Notes under the Programme, the execution and issue of, and compliance by the Issuer with the terms of, any Note (including any Global Note), Receipt and Coupon issued under the Programme and the execution and delivery of, and compliance by the Issuer with the terms of, this Agreement and the Agency Agreement have been obtained and are in full force and effect;

4.1.9	that all Notes will be direct, unconditional, unsubordinated and (subject to the provisions of Condition 3) unsecured obligations of the Issuer and will rank pari passu among themselves and (save for certain debts required to be preferred by law) equally with all other unsecured obligations (other than subordinated obligations, if any) of the Issuer, from time to time outstanding;

4.1.10	that in relation to each Tranche of Notes for which a Dealer is named as a Stabilising Manager in the applicable Pricing Supplement, it has not issued and will not issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued;

4.1.11	the Issuer is not required to be registered as an “investment company” under the Investment Company Act; and

4.1.12

that neither the Issuer nor any affiliate (as defined in Rule 405 under the Securities Act) of the Issuer, nor any person (other than the Dealers) acting on behalf of any of the foregoing persons has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to any Notes, and each of the foregoing persons has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

4.2	With regard to each issue of Notes, the Issuer shall be deemed to repeat the warranties and agreements contained in Clause 4.1, as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such warranties and agreements) and as at the Issue Date of such Notes.

4.3	The Issuer shall be deemed to repeat the representations, warranties and agreements given by it contained in Clause 4.1, on each date on which the Information Memorandum is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with Clause 12.

4.4	The warranties and agreements contained in this Clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer (other than the knowledge of the persons or department of such Dealer as notified pursuant to Clause 15) with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.	UNDERTAKINGS OF THE ISSUER

5.1	Notification of material developments

5.1.1	The Issuer shall promptly after becoming aware of the occurrence thereof notify each Dealer of any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or to the extent that it is material in the context of the Programme or the issue of Notes any breach of the representations and warranties or undertakings contained in this Agreement and/or the Agency Agreement.

5.1.2	If, following the time of an agreement under Clause 2 and before the issue of the Notes, the Issuer becomes aware that the conditions specified in Clause 3.2 will not be satisfied in relation to that issue, the Issuer shall forthwith notify the relevant Dealer to this effect. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under Clause 2.

5.2	Updating of Information Memorandum

5.2.1	On or before each anniversary of the date of this Agreement, the Issuer shall update or amend the Information Memorandum (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Information Memorandum, in a form approved by the Dealers.

5.2.2	In the event of a change in the condition of the Issuer which is material to the Issuer and its subsidiaries considered as a whole in the context of the

Programme or the issue of any Notes the Issuer shall update or amend the Information Memorandum (following consultation with the Arrangers who will consult with the Dealers) by the publication of a supplement thereto or a new Information Memorandum in a form approved by the Dealers.

5.2.3	The Information Memorandum shall, as specified therein, be deemed to incorporate by reference therein:

(a)	the most recent Annual Report on Form 10-K of the Issuer filed with the Commission;

(b)	the most recent quarterly interim report on Form 10-Q and any other reports filed by the Issuer with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations thereunder subsequent to the date of the financial statements included in the Annual Report on Form 10-K referred to in sub-clause (a) above;

(c)	all supplements to the Information Memorandum circulated by CCE from time to time.

Upon any new financial statements being incorporated in the Information Memorandum as aforesaid or upon the publication of a revision, supplement or amendment to the Information Memorandum, the Issuer shall promptly supply to each Dealer and the Agent such number of copies of such financial statements, revision, supplement or amendment as each Dealer or the Agent (as the case may be) may reasonably request.

5.2.4	If the terms of the Programme are modified or amended in a manner which would make the Information Memorandum inaccurate or misleading in any material respect, a new Information Memorandum or supplement will be prepared.

5.3	Listing

The Issuer shall cause an initial application to be made for Notes issued under the Programme to be listed on the Luxembourg Stock Exchange.

If in relation to any issue of Notes, it is agreed between the Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list such Notes on a Stock Exchange, the Issuer undertakes to use its reasonable endeavours to obtain and maintain the listing of such Notes on such Stock Exchange provided, however, that:

(a)	if it is impracticable or unduly burdensome to maintain such listing, the Issuer shall use its reasonable endeavours to procure the admission to listing, trading and/or quotation for the Notes by such other listing authority, stock exchange and/or quotation system as it may (with the approval of the relevant Dealer or the Lead Manager (as the case may be)) decide; and

(b)

(without limiting the generality of paragraph (a)), if, as a result of the adoption of the Transparency Directive or any legislation implementing the Transparency Directive, the Issuer could be required to publish financial information either more regularly than it otherwise would be required to or according to accounting principles which are materially different from the accounting principles which it would otherwise use to prepare its published financial information, the Issuer may as an alternative procure the admission to listing, trading and/or quotation for the Notes by such other listing authority, stock exchange and/or quotation system outside the European Union as it may (with the approval of the relevant Dealer or the Lead Manager (as the case may be)) decide, and in either case the Issuer shall (i) use its reasonable endeavours to maintain any such alternative admission and (ii) be responsible for any fees incurred in connection with seeking and maintaining any such alternative admission.

If any Notes cease to be listed on the relevant Stock Exchange, the Issuer shall use its reasonable endeavours promptly to list such Notes on a stock exchange to be agreed between the Issuer and the relevant Dealer.

The Issuer shall comply with the rules of each relevant Stock Exchange and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange in connection with any Notes listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange all such information as the relevant Stock Exchange may require in connection with the listing on such Stock Exchange of any Notes.

5.4	Agency Agreement

The Issuer undertakes that it will not:

5.4.1	except with the consent of the Dealers terminate the Agency Agreement or effect or permit to become effective any amendment to any such agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or of any holder of Notes issued before the date of such amendment; or

5.4.2	except with the consent of the Dealers appoint a different Agent or different paying agent(s) under the Agency Agreement,

and the Issuer will promptly notify each of the Dealers of any termination of, or amendment to, the Agency Agreement and of any change in the Agent or paying agent(s) under the Agency Agreement.

5.5	Lawful compliance

The Issuer will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that it may lawfully comply with its obligations under all Notes, this Agreement and the Agency Agreement, as the case may be, and, further, so that it may comply with any applicable laws, regulations and published guidelines from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes.

5.6	Authorised representative

The Issuer will notify the Dealers as soon as reasonably practicable in writing if any of the persons named in the list referred to in paragraph 3 of the Initial Documentation List ceases to be authorised to take action on behalf of the Issuer or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

5.7	Auditors’ comfort letters

The Issuer will, in each of the circumstances described in 5.7.1, 5.7.2, 5.7.3 and 5.7.4 below, deliver to the Dealers a comfort letter or comfort letters from independent auditors in such form and with such content as the Dealers may reasonably request provided that no such letter or letters will be delivered in connection with the publication or issue of the audited consolidated annual financial statements of the Issuer. In the case of 5.7.1, 5.7.2 and 5.7.3 below, such letter or letters shall be provided at the expense of the Issuer and, in the case of 5.7.4 below, the expense for the delivery of such letter or letters shall be as agreed between the Issuer and the relevant Dealer. Such letter or letters shall be provided:

5.7.1	at the time of the preparation of the initial Information Memorandum;

5.7.2	before the first issue of Notes occurring after each anniversary of the date of this Agreement;

5.7.3	at any time that the Information Memorandum shall be amended or updated (except by means of information incorporated by reference) where such amendment or updating concerns or contains financial information about the Issuer; and

5.7.4	on such other occasions a Dealer and the Issuer may agree.

5.8	Information on Noteholders’ meetings

The Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) and which is despatched at the instigation of the Issuer and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them), has been convened by holders of such Notes.

5.9	Commercial Paper

In respect of any Tranche of Notes having a maturity of less than one year, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

5.9.1	the relevant Dealer covenants in the terms set out in paragraph 2.1.2 of Schedule 2; and

5.9.2	the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

5.10	Regulation S

The Issuer undertakes that:

5.10.1	the Issuer is a “reporting issuer” within the meaning of Regulation S;

5.10.2	neither the Issuer nor any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Notes and it has complied and will comply with the offering restrictions requirement of Regulation S; and

5.10.3	the Issuer is not, and as a result of the Programme or the receipt or application of the proceeds thereof will not be, required to register under the U.S. Investment Company Act of 1940, as amended.

6.	INDEMNITY

6.1	Without prejudice to the other rights or remedies of the Dealers, the Issuer undertakes with the Dealers and each of them that it will hold each Indemnified Person indemnified against any losses, liabilities, costs, claims, charges, expenses, actions or demands which that Indemnified Person may incur or which may be made against it as a result of or in relation to:

6.1.1	any actual or alleged breach of the representations and warranties and undertakings contained in, or made or deemed to be made by the Issuer pursuant to, this Agreement; or

6.1.2	any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Information Memorandum, in any case which is material (or allegedly material) in the context of the Programme and/or the issue and offering of Notes; or

6.1.3	any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by the Issuer to the Dealers pursuant to Clause 7 below; or

6.1.4	any failure by the Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase (unless such failure is as a result of the failure by the relevant Dealer to pay the aggregate purchase price for such Notes);

and such indemnity shall extend to include all legal and other expenses which that Indemnified Person may pay or incur in investigating or defending any claim or action in respect of which indemnity may be sought against the Issuer under this clause.

6.2

Without prejudice to the other rights or remedies of the Issuer, the Dealers severally undertake with the Issuer that it will hold each Indemnified Person indemnified against any losses, liabilities, costs, claims, charges, expenses, actions or demands which that Indemnified Person may incur or which may be made against it as a result of or in relation to any breach by the Dealer of the restrictions and agreements contained in Schedule 2 hereto; provided that no Dealer shall be liable hereunder for any losses, liabilities, costs, claims, charges, expenses, actions or demands arising from the sale by it of any Notes to any person believed in good faith by such Dealer, on reasonable grounds and without actual knowledge on the part of the Dealer to the contrary, to be a person to whom the Notes could be sold in compliance with the provisions of Schedule 2 hereto. Such indemnity shall extend to include all legal and other expenses which that Indemnified Person may pay or incur in investigating or defending any claim or action in respect of which indemnity may be sought against any Dealer under this clause.

6.3	Promptly after receipt by an Indemnified Person of notice of the commencement of any action in respect of which the indemnity contained in Clause 6.1 or 6.2 above relates, such Indemnified Person will, if a claim in respect thereof is to be made against the Issuer or, as the case may be, any Dealer under this Clause (the “Indemnifier”), notify each relevant Indemnifier in writing of the commencement thereof; but the omission so to notify any relevant Indemnifier will not relieve it from any liability which it may have to any Indemnified Person otherwise than under this clause.

6.4	In case any such action is brought against any Indemnified Person, and it notifies each relevant Indemnifier of the commencement thereof, any relevant Indemnifier will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defence thereof, with counsel satisfactory to such Indemnified Person; provided, however, that if the defendants in any such action include both the Indemnified Person and any relevant Indemnifier and the Indemnified Person shall have reasonably concluded that there may be legal defences available to it and/or other Indemnified Persons which are different from or are additional to those available to each relevant Indemnifier, the Indemnified Person or Persons shall have the right to select separate counsel to assert its legal defences and to otherwise participate in the defence of such action on behalf of such Indemnified Person or Persons.

6.5	Upon receipt of notice from each relevant Indemnifier, to such Indemnified Person under this clause, no Indemnifier will be liable to the Indemnified Person for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defence thereof, unless:

6.5.1	the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defences in accordance with the proviso in Clause 6.4 above (it being understood, however, that each relevant Indemnifier shall not be liable for the expenses of more than one separate counsel per jurisdiction, approved by the Indemnified Person for representing the Indemnified Person or Persons who are parties to such action); or

6.5.2	no relevant Indemnifier shall have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the commencement of the action; or

6.5.3	any relevant Indemnifier has authorised the employment of counsel for the Indemnified Person at the expense of such Indemnifier,

and except that, if sub-clause 6.5.1 or 6.5.3 is applicable, such liability shall be only in respect of the counsel referred to in sub-clause 6.5.1 or 6.5.3.

6.6	In order to provide for a just and equitable contribution in circumstances in which the indemnification provided for in Clause 6.1 and 6.2 above is due in accordance with its terms but is, for any reason, held by a court to be unavailable from any relevant Indemnifier on grounds of policy or otherwise, the Issuer and the relevant Dealer shall contribute to the aggregate losses, liabilities, acts, claims, charges, expenses, action or demands (including legal and other expenses reasonably incurred in connection with investigating or defending the same) to which the Issuer and one or more of the Dealers may be subject in such proportion so that the relevant Dealer in respect of the indemnification provided for in Clause 6.1 or the Issuer in respect of the indemnification provided for in Clause 6.2 is responsible for that portion represented by the percentage that the commissions and concessions relating to the issue of the relevant Notes bears to the Issue Price of the relevant Notes and the Issuer in respect of the indemnification provided for in Clause 6.1 or the relevant Dealer in respect of the indemnification provided for in Clause 6.2 is responsible for the balance; provided that:

6.6.1	in no case shall any Dealer be responsible for any amount in excess of the commissions or concessions applicable to the relevant Notes purchased by such Dealer pursuant to an agreement made under Clause 1.7; and

6.6.2	no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

6.7	Any party entitled to contribution will notify each relevant Indemnifier promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties from whom contribution may be sought, but the omission so to notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under Clause 6.6 and this Clause 6.7.

7.	AUTHORITY TO DISTRIBUTE DOCUMENTS

Subject to Clause 8 below, the Issuer hereby authorises each of the Dealers on behalf of the Issuer to provide copies of and make oral statements consistent with the Information Memorandum and such additional written information as the Issuer shall provide to the Dealers or approve for the Dealers to use or such information as is in the public domain to actual and potential purchasers of Notes.

In relation to this clause, until a Dealer receives such financial statements, revision, supplement or amendment, the definition of “Information Memorandum” in Clause 1.1 shall, in relation to such Dealer, mean the Information Memorandum prior to the receipt by such Dealer of such financial statements or the publication of such revision, supplement or amendment.

8.	DEALERS’ UNDERTAKINGS

Each Dealer represents, warrants and undertakes to the Issuer in accordance with the restrictions and agreements set out in Schedule 2 hereto and Clause 7 above.

9.	FEES, EXPENSES AND STAMP DUTIES

9.1	The Issuer, undertakes that it will:

9.1.1	pay to each Dealer all commissions agreed between the Issuer and such Dealer in connection with the sale of any Notes to that Dealer (and any value added tax thereon); and

9.1.2	pay (together with any value added tax thereon):

(a)	the fees and expenses of its legal advisers and auditors;

(b)	the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange; and

(c)	the cost of any publicity agreed by the Issuer in connection with an issue of Notes;

9.2	The Issuer undertakes that it will:

9.2.1	pay (together with any value added tax thereon):

(a)	the fees and expenses of the Agent and all paying agents and of any Calculation Agent;

(b)	all expenses in connection with the issue, authentication, packaging and initial delivery of Notes and the preparation of Global Notes, this Agreement, the Agency Agreement, and the preparation and printing of Notes and the Information Memorandum; and

(c)	the cost of obtaining any credit rating for the Notes;

9.2.2	pay to Deutsche Bank AG London the fees and disbursements of legal advisers appointed to represent the Dealers including any value added tax thereon as agreed by Deutsche Bank AG London and the Issuer in connection with the negotiation, preparation, execution and delivery of this Agreement, the Agency Agreement, and any documents referred to in any of them and any other documents required in connection with the creation of the Programme;

9.2.3	pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, any communication pursuant hereto, the Agency Agreement, or any Note and indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax; and

9.2.4	reimburse each Dealer for its costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement.

10.	TERMINATION OF APPOINTMENT OF DEALERS

The Issuer or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days’ written notice to the other parties hereto. The Issuer may terminate the appointment of a Dealer or Dealers by giving not less than 30 days’ written notice to such Dealer or Dealers (with a copy promptly thereafter to all the other Dealers and the Agent). Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

11.	APPOINTMENT OF NEW DEALERS

11.1	Nothing in this Agreement shall prevent the Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, the Issuer from appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:

11.1.1	any New Dealer shall have first delivered an appropriate Dealer Accession Letter to the Issuer, in the case of an appointment for the duration of the Programme and in the case of an appointment for a particular Tranche of Notes; and

11.1.2	the Issuer, in the case of an appointment for the duration of the Programme and in the case of an appointment for a particular Tranche of Notes, shall have delivered to such New Dealer an appropriate Confirmation Letter.

11.2	Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter and the relevant Confirmation Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

11.3	The Issuer shall promptly notify the other Dealers and the Agent of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Agent only.

12.	INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

12.1	From time to time the Issuer may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuer may give notification of such an increase (subject as set out in Clause 12.2) by delivering to the Listing Agent and the Dealers with a copy to the Agent a letter substantially in the form set out in Schedule 4 hereto. Upon the date specified in such notice (which date may not be earlier than seven London business days after the date the notice is given), all references in this Agreement, the Agency Agreement or any other agreement or deed or document in relation to the Programme to a Euro Medium Term Note Programme of a certain nominal amount, shall be and shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

12.2	Notwithstanding Clause 12.1, the right of the Issuer to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory such of the documents and confirmations described in the Initial Documentation List which may be relevant, with reference to the circumstances at the time of the proposed increase, as agreed between the Issuer and the Dealers, and the delivery of any further or other documents required by the Dealers or by the relevant Stock Exchange for the purpose of listing any Notes to be issued on the relevant Stock Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in the Initial Documentation List and any further documents to be produced. Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt if it considers, in its reasonable opinion, such documents and confirmations to be unsatisfactory and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory.

13.	STATUS OF THE DEALERS AND THE ARRANGERS

13.1	Each of the Dealers agrees that each Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Information Memorandum, any Pricing Supplement, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

13.2	The Arrangers shall have only those duties, obligations and responsibilities expressly specified in this Agreement.

14.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.	COMMUNICATIONS

15.1	All communications shall be by fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the fax number or address or telephone number and, in the case of a communication by fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person(s) or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, fax number and person(s) or department so specified by each party are set out on the signature pages hereof.

15.2	A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective on the next business day in the place of receipt. Every communication shall be irrevocable save in respect of any manifest error therein. Any communication sent by fax must also be sent by letter within two days of the date of the original fax transmission.

16.	BENEFIT OF AGREEMENT

16.1	This Agreement shall be binding upon and shall inure for the benefit of the Issuer and each Dealer and their respective successors and permitted assigns.

16.2	The Dealers may only assign or transfer their rights or obligations under this Agreement with the prior written consent of the Issuer except for an assignment and/or transfer of all of a Dealer’s rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations such Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether such obligations arose before or after such transfer and assumption.

17.	CALCULATION AGENT

17.1	In the case of any Series of Notes which require the appointment of a Calculation Agent the Agent shall act as Calculation Agent, unless the relevant Dealer or (in the case of a syndicated issue) the Lead Manager requests the Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a “Nominee”), as Calculation Agent.

17.2

Should such a request be made to the Issuer the appointment of that Dealer, Lead Manager or Nominee shall be automatic upon the issue of the relevant Series of Notes, and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement attached as Appendix A to the Agency Agreement, and no further action shall be required to effect the appointment of such Dealer, Lead Manager or Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer, Lead Manager or Nominee so appointed will be entered in the relevant Pricing Supplement.

18.	STABILISATION

18.1	In connection with the distribution of any Notes, the Dealer (if any) designated as stabilising manager in the applicable Pricing Supplement or any person acting for him may over-allot or effect transactions with a view to supporting the market price of such Notes and/or any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. In doing so such Dealer shall act as principal and not as agent of the Issuer. However, there is no obligation on the stabilising manager (or any agent of the stabilising manager) to do this. Such stabilising, if commenced, may be discontinued at any time. Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, by the stabilising manager for its own account.

18.2	The Issuer confirms that it has been informed of the existence of the informational guidance published by the Financial Services Authority in relation to stabilisation.

19.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

19.1	This Agreement and every agreement for the issue and purchase of Notes as referred to in Clause 2 shall be governed by, and construed in accordance with, the laws of the State of New York.

19.2	The Issuer unconditionally and irrevocably agrees that any State or Federal courts sitting in the Borough of Manhattan, the City of New York shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts.

The Issuer unconditionally and irrevocably submits to the jurisdiction of such courts and waives any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer irrevocably waives such immunity in respect of its obligations under this Agreement.

This submission is made for the benefit of the Dealers and shall not limit the right of any Dealer to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

The Issuer unconditionally and irrevocably agrees that final judgment in any Proceedings brought in such a court shall be conclusive and binding upon it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment or in any manner provided by law.

The Issuer irrevocably waives to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the Proceedings (including appeals), the posting of any bond or the furnishing, directly or indirectly, of any other security.

The Issuer agrees that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it c/o National Registered Agents, Inc., 105 Chambers Street, New York, NY 10007 (copy to the Issuer). If the appointment of the person appointed to receive process on behalf of the Issuer ceases to be effective, the Issuer shall forthwith appoint a further person in the United States of America to accept service of process on its behalf and notify the name and address to the Dealers.

SCHEDULE 1

INITIAL DOCUMENTATION LIST

1.	Certified copies of the certificate of incorporation and by-laws of the Issuer.

2.	A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer:

2.1	to approve this Agreement, the Agency Agreement, the creation of the Programme and the issue of Notes;

2.2	to authorise appropriate persons to execute each of this Agreement, the Agency Agreement, and any Notes and to take any other action in connection therewith; and

2.3	to authorise appropriate persons to enter into agreements with any Dealer on behalf of the Issuer to issue Notes in accordance with Clause 2 of this Agreement.

3.	A certified list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer in accordance with paragraph 2.3 above.

4.	Certified copies of any other governmental or other consents required for the Issuer to issue Notes, for the Issuer to execute and deliver this Agreement and the Agency Agreement and for the Issuer to fulfil its obligations under this Agreement, the Agency Agreement and all Notes.

5.	Confirmation that the master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2.2 above, have been delivered to the Agent.

6.	Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as the Dealers may reasonably require, from:

6.1	John J. Culhane, general counsel of CCE; and

6.2	Allen & Overy, legal advisers to the Dealers as to New York law.

7.	A conformed copy of each of this Agreement and the Agency Agreement and confirmation that the Agency Agreement has been delivered to the Agent (on behalf of itself and the paying agents appointed thereunder).

8.	A printed final version of the Information Memorandum and the Procedures Memorandum.

9.	Confirmation from the Listing Agent that the Luxembourg Stock Exchange will list Notes to be issued under the Programme.

10.	Comfort letter from Ernst & Young LLP as independent auditors of CCE in such form and with such content as the Dealers may reasonably request.

11.	Confirmation that the Programme has been rated (i) A2 for senior unsecured long-term Notes and P-1 for senior unsecured short-term Notes by Moody’s and (ii) A by Standard & Poor’s.

12.	Letter from National Registered Agents, Inc. confirming its acceptance as agent for service of process of the Issuer.

SCHEDULE 2

SELLING RESTRICTIONS

1.	United States

1.1	The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has not offered and sold any Notes, and will not offer and sell any Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part (the “distribution compliance period”), as determined and notified as provided below, except in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, each Dealer further represents and agrees that it, its affiliates and any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts (as defined in Regulation S) with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and notify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the 40 day distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during such 40 day distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and notified by the Agent for the Securities to [name of Dealer/Lead Manager], except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this sub-clause 1.1 have the meanings given to them by Regulation S.

In order to facilitate compliance by each Dealer with the foregoing, the Issuer undertakes that, prior to such certification with respect to such Tranche, it will notify each applicable Dealer in writing of each acceptance by the Issuer of an offer to purchase, and of any issuance of, Notes or other debt obligations of the Issuer which are denominated in the same currency or composite currency and which have substantially the same interest rate and maturity date as the Notes of such Tranche.

1.2	In addition, the Notes are in bearer form and are subject to United States tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by United States tax laws and regulations. Each Dealer represents and agrees with the Issuer as follows:

1.2.1	except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the “D Rules”), (a) it has not offered or sold, and during the restricted period will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) it has not delivered and it will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

1.2.2	it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

1.2.3	if it is a United States person, it is acquiring the Notes in bearer form for purposes of resale in connection with their original issuance and if it retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6);

1.2.4	with respect to each affiliate of a Dealer that acquires Notes in bearer form from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer either (i) repeats and confirms the representations and agreements contained in sub-clauses 1.2.1, 1.2.2 and 1.2.3 on such affiliate’s behalf or (ii) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in sub-clauses 1.2.1, 1.2.2 and 1.2.3; and

1.2.5	it will obtain from any distributor (within the meaning of United States Treas. Reg. §1.163-5(c)(2)(i)(D)(ii)) that purchases any of the Notes from one or more of the Dealers (except a distributor who is an affiliate of such Dealer), for the benefit of the Issuer and such Dealer, an agreement to comply with the provisions, representations and agreements contained in this sub-paragraph, as if such distributor were a Dealer hereunder.

Terms used in this Clause 1.2 have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended and regulations thereunder, including the D Rules. Whether or not an offer, sale or delivery is treated as made within the United States or its possessions or to a United States person will depend upon application of the D Rules.

1.3	Each Dealer represents and agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution and delivery of the Notes, except with its affiliates or with the prior written consent of the Issuer.

Each issue of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the Pricing Supplement. Each Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.	United Kingdom

Each Dealer represents and agrees that:

2.1.1	in relation to Notes which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date of such Notes, will not offer or sell any such Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

2.1.2	in relation to any Notes having a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any Notes other than to persons (i) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses; or (ii) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses, where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

2.1.3	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

2.1.4	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

3.	France

The Issuer and each Dealer represent and agree that they have not offered or sold, and will not offer or sell directly or indirectly, Notes in France and have not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France the Information Memorandum or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall only be made in France to qualified investors (investisseurs qualifiés) acting for their own account, as defined in, and in accordance with Articles L.411-1 and L.411-2 of the Code monétaire et financier and decret no. 98-880 dated 1 October 1998.

4.	Japan

Each Dealer understands that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and accordingly, each Dealer undertakes that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws or regulations of Japan.

5.	Germany

Each Dealer represents and agrees that Notes have not been and will not be offered, sold or publicly promoted or advertised by it in Germany other than in compliance with the German Securities Selling Prospectus Act (Wertpapierverkaufsprospektgesetz) of 13 December 1990, as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities.

6.	The Netherlands

Each Dealer represents and agrees and each further Dealer appointed under the Programme will be required to represent and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes with a denomination of less than €50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

7.	General

Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Information Memorandum and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and the Issuer or any other Dealer shall not have any responsibility therefor.

Neither the Issuer nor any of the Dealers represent that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with such other additional restrictions as the Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Pricing Supplement.

SCHEDULE 3

Part A

Form of Dealer Accession Letter - Programme

[•], 20[•]

To:	Coca-Cola Enterprises Inc.
(the “Issuer”)

Dear Sirs,

Coca-Cola Enterprises Inc.

U.S.$3,500,000,000 Euro Medium Term Note Programme

We refer to the amended and restated Programme Agreement dated 18 August 2004 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuer and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Programme Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of current versions of all documents referred to in Schedule 1 of the Programme Agreement,

and have found them to our satisfaction. *

For the purposes of the Programme Agreement our notice details are as follows:

*	It is important that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

(insert name, address, telephone, facsimile and attention).

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,

[Name of New Dealer]

By:

cc:	JPMorgan Chase Bank as Agent The other Dealers

Part B

Form of Confirmation Letter - Programme

[•], 20[•]

To:	[Name and address of New Dealer]

Dear Sirs,

Coca-Cola Enterprises Inc.

U.S.$3,500,000,000 Euro Medium Term Note Programme

We refer to the amended and restated Programme Agreement dated 18 August 2004 (such agreement, as amended, supplemented or restated from time to time, the “Programme Agreement”) entered into in respect of the above Euro Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [•].

We hereby confirm that, with effect from the date hereof, you shall become a Dealer under the Programme Agreement in accordance with Clause 11.2 of the Programme Agreement.

Yours faithfully,

For:	Coca-Cola Enterprises Inc.

By:

cc:	JPMorgan Chase Bank as Agent The other Dealers

Part C

Form of Dealer Accession Letter - Note Issue

[•], 20[•]

To:	Coca-Cola Enterprises Inc.
(the “Issuer”)

Dear Sirs,

Coca-Cola Enterprises Inc.

[Description of issue] (the “Notes”)

We refer to the amended and restated Programme Agreement dated 18 August 2004 and made between inter alia the Issuer and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Programme Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of current versions of such of the other documents referred to in Schedule 1 of the Programme Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.*

For the purposes of the Programme Agreement our notice details are as follows:

(insert name, address, telephone, facsimile and attention).

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,

For: [Name of New Dealer]

By:

cc:	JPMorgan Chase Bank as Agent

*	It is important that each original legal opinion and comfort letter permits it to be delivered to, and relied upon by, New Dealers, otherwise a side letter to this effect should be provided.

Part D

Form of Confirmation Letter - Note Issue

[•], 20[•]

To:	[Name and address of New Dealer]

Dear Sirs,

Coca-Cola Enterprises Inc.

(the “Issuer”)

[Description of issue]

(the “Notes”)

We refer to the amended and restated Programme Agreement dated 18 August 2004 (such agreement, as amended, supplemented or restated from time to time, the “Programme Agreement”) and hereby acknowledge receipt of your Dealer Accession Letter to us dated [•].

We hereby confirm that, with effect from the date hereof, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with the provisions of Clause 11.2 of the Programme Agreement.

Yours faithfully,

For:	Coca-Cola Enterprises Inc.

By:

cc:	JPMorgan Chase Bank as Agent

SCHEDULE 4

LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT OF THE PROGRAMME

[•], 20[•]

To:	The Dealers and the Listing Agent

(as those expressions are defined

in the amended and restated Programme Agreement

dated 18 August 2004 as amended,

supplemented or restated from

time to time, (the “Programme Agreement”))

Dear Sirs,

Coca-Cola Enterprises Inc.

U.S.$3,500,000,000 Euro Medium Term Note Programme (the “Programme”)

We hereby require, pursuant to Clause 12.1 of the Programme Agreement, that the aggregate nominal amount of the above Programme be increased to U.S.$[            ] from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon all references in the Programme Agreement, the Agency Agreement and/or any other agreement or deed or document in relation to the Programme will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in Clause 12.1 of the Programme Agreement namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuer and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within seven London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,

For:	Coca-Cola Enterprises Inc.

By:

cc:	JPMorgan Chase Bank as Agent

SCHEDULE 5

FORM OF SUBSCRIPTION AGREEMENT

COCA-COLA ENTERPRISES INC.

[DESCRIPTION OF ISSUE]

[DATE]

To:	[ ]

(the “Managers”)

c/o	[ ]

(the “Lead Manager”)

cc:	JPMorgan Chase Bank as Agent

Dear Sirs,

Coca-Cola Enterprises Inc. (the “Issuer”) proposes to issue [DESCRIPTION OF ISSUE] (the “Notes”) pursuant to its U.S.$3,500,000,000 Euro Medium Term Note Programme. The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is supplemental to the amended and restated Programme Agreement (the “Programme Agreement”, which expression includes the same as it may be amended, supplemented or restated from time to time) dated 18 August 2004 made between, inter alia, the Issuer and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

[1.]	*This Agreement appoints each Manager which is not a party to the Programme Agreement (each a “New Dealer”) as a New Dealer in accordance with the provisions of Clause 11 of the Programme Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

(i)	a copy of the Programme Agreement; and

(ii)	a copy of such of the documents referred to in Schedule 1 of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with [each of] the New Dealer[s] that [each of] the New Dealer[s] has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

*	Delete this paragraph for a Dealer-only syndicate.

For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

[insert name, address, telephone, facsimile and attention].

In consideration of the Issuer appointing the New Dealer[s] as [a] Dealer[s] in respect of the Notes under the Programme Agreement, [each/the] New Dealer hereby undertakes, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. The Issuer hereby confirm[s] that [each of] the New Dealer[s] shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes [each of] the New Dealer[s] shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.]

[2.]	Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to purchase the Notes at a purchase price of [•] per cent. of the principal amount of the Notes (the “Purchase Price”), being the issue price of [•] per cent. less a selling [commission/concession] of [•] per cent. of such principal amount and a management and underwriting fee of [•] per cent. of such principal amount.

[3.]	The settlement procedures set out in Part 2 of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i)	the sum payable on the Issue Date shall be [•] (representing the Purchase Price [, less the amount payable in respect of Managers’ expenses specified in Clause [4] of this Agreement]);

(ii)	“Issue Date” means [•] a.m. ([•] time) on [•] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

(iii)	“Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for general business in London) prior to the Issue Date.

[4.]

The Issuer shall bear and pay (together with any applicable value added tax or similar tax) all costs and expenses incurred in or in connection with the printing of the Notes, this Agreement and the Pricing Supplement prepared in connection with the issue of the Notes[, the listing of the Notes on the Luxembourg Stock Exchange] and making initial delivery of the Notes. In addition, the Issuer agrees to pay to the Lead Manager [•] in respect of reasonable legal, travelling, facsimile, telephone, postage and advertising expenses incurred and to be incurred by the Managers in connection with the preparation and management of the issue and distribution of the Notes which sum may be deducted from the Purchase Price as provided in Clause [3] hereof.

[5.]	The Issuer shall use its reasonable endeavours to procure the listing of the Notes on the Luxembourg Stock Exchange and to maintain the same until none of the Notes is outstanding provided, however, that:

(a)	if it is impracticable or unduly burdensome to maintain such listing, the Issuer shall use its reasonable endeavours to procure the admission to listing, trading and/or quotation for the Notes by such other listing authority, stock exchange and/or quotation system as it may (with the approval of the relevant Dealer or the Lead Manager (as the case may be)) decide; and

(b)	(without limiting the generality of paragraph (a)), if, as a result of the adoption of the Transparency Directive or any legislation implementing the Transparency Directive, the Issuer could be required to publish financial information either more regularly than it otherwise would be required to or according to accounting principles which are materially different from the accounting principles which it would otherwise use to prepare its published financial information, the Issuer may as an alternative procure the admission to listing, trading and/or quotation for the Notes by such other listing authority, stock exchange and/or quotation system outside the European Union as it may (with the approval of the relevant Dealer or the Lead Manager (as the case may be)) decide, and in either case the Issuer shall (i) use its reasonable endeavours to maintain any such alternative admission and (ii) be responsible for any fees incurred in connection with seeking and maintaining any such alternative admission.

[6.]	The obligation of the Managers to purchase the Notes is conditional upon:

(i)	the conditions set out in Clause 3.2 (other than that set out in Clause 3.2.6 of the Programme Agreement being satisfied as of the Payment Instruction Date and without prejudice to the aforesaid, the Information Memorandum dated [•] [, as supplemented by [•],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer and nothing having happened or being expected to happen which would require the Information Memorandum [, as so supplemented,] to be [further] supplemented or updated; and

(ii)	the delivery to the Lead Manager on the Payment Instruction Date of:

(A)	legal opinions addressed to the Managers dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from John J. Culhane, general counsel of the Issuer and from Allen & Overy, the legal advisers to the Managers as to New York law;

(B)	a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer giving confirmation to the effect stated in paragraph (i) of this clause;

(C)	[a] comfort letter[s] dated the [date hereof and the] Payment Instruction Date from the independent auditors of the Issuer, in such form and with such content as the Managers may reasonably request; and

(D)	such other conditions precedent as the Lead Manager may require.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for the liability of the Issuer in relation to expenses as provided in Clause [4] and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in Clause 3.2.3 of the Programme Agreement) or any part of them.

[7.]	The Lead Manager, on behalf of the Managers, may, by notice to the Issuer, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Lead Manager (after prior consultation with the Issuer if practicable) there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for the liability of the Issuer in relation to expenses as provided in Clause [4] of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

[8.]	Clause 19 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

[9.]	This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:	COCA-COLA ENTERPRISES INC.

By:

We agree to the foregoing.

For:	[NAMES OF MANAGERS]

By:

ANNEX A TO THE SUBSCRIPTION AGREEMENT

[Form of Pricing Supplement]

[To be inserted]

SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

The Issuer

COCA-COLA ENTERPRISES INC.

Telephone:	+1 770 989 3052
Fax No:	+1 770 989 3061
Attention:	Assistant Treasurer

By: /s/    Joyce King-Lavinder

The Dealers

ABN AMRO BANK N.V.

250 Bishopsgate

London EC2M 4AA

Telephone:	+44 20 7678 3145
Fax No:	+44 20 7678 6484
Attention:	EMTN Desk

BNP PARIBAS

10 Harewood Avenue

London NW1 6AA

Telephone:	+44 20 7595 8601
Fax No:	+44 20 7595 5053
Attention:	MTN Desk

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf,

London E14 5LB

Telephone:	+44 20 7986 9050
Fax No:	+44 20 7986 1929
Attention:	MTN Desk

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(RABOBANK INTERNATIONAL)

Thames Court

One Queenhithe

London EC4V 3RL

Telephone:	+44 20 7664 4839
Fax No:	+44 20 7809 3523
Attention:	MTN Desk

CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED

One Cabot Square

London E14 4QJ

Telephone:	+44 20 7888 4021
Fax No:	+44 20 7905 6128
Attention:	MTN Trading Desk

DEUTSCHE BANK AG LONDON

Winchester House

1 Great Winchester Street

London EC2N 2DB

Telephone:	+44 20 7545 2761
Fax No:	+44 113 336 1453
Attention:	MTN Trading Desk

GOLDMAN SACHS INTERNATIONAL

Peterborough Court

133 Fleet Street

London EC4A 2BB

Telephone:	+44 20 7774 2295
Fax No:	+44 20 7774 2300
Attention:	Euro Medium Term Note Desk

HSBC BANK PLC

8 Canada Square

London E14 5HQ

Telephone:	+44 20 7991 8888
Fax No:	+44 20 7992 4973
Attention:	Transaction Development Group

ING BANK N.V.

Foppingadreef 7

1102 BD Amsterdam

The Netherlands

Telephone:	+31 20 563 8105
Fax No:	+31 20 563 8251
Attention:	Financial Markets, SPP & EMTN, TR 00.21

Each by its duly authorised signatory:

/s/    Anne Rose Schulte                                                         /s/    Tim Odell